Exhibit 1








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                        AGREEMENT AND PLAN OF MERGER

                         dated as of April 27, 1995

                                by and among

                              NUVISION, INC.,

                       AMERICAN VISION CENTERS, INC.

                                    and

                             NI ACQUIRING CORP.









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                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----

RECITALS . . . . . . .  . . . . . . . . . . . . . . . . . . . . .       1


                                 ARTICLE I

                                 The Offer

1.1.    The Offer . . . . . . . . . . . . . . . . . . . . . . . .       1
1.2.    Company Action  . . . . . . . . . . . . . . . . . . . . .       2


                                 ARTICLE II

                    The Merger; Closing; Effective Time

2.1.    The Merger  . . . . . . . . . . . . . . . . . . . . . . .       3
2.2.    Closing . . . . . . . . . . . . . . . . . . . . . . . . .       3
2.3.    Effective Time  . . . . . . . . . . . . . . . . . . . . .       4


                                ARTICLE III

                   Articles of Incorporation and By-laws
                        of the Surviving Corporation

3.1.    Articles of Incorporation . . . . . . . . . . . . . . . .       4
3.2.    By-laws . . . . . . . . . . . . . . . . . . . . . . . . .       4


                                 ARTICLE IV

                         Directors and Officers of
                         the Surviving Corporation

4.1.    Directors and Officers  . . . . . . . . . . . . . . . . .       4


                                 ARTICLE V

                   Effect of the Merger on Capital Stock;
                         Surrender of Certificates

5.1.    Effect on Capital Stock . . . . . . . . . . . . . . . . .       5
5.2     Surrender of Certificates   . . . . . . . . . . . . . . .       5

        (a)   Paying Agent  . . . . . . . . . . . . . . . . . . .       5
        (b)   Surrender Procedure . . . . . . . . . . . . . . . .       5
        (c)   Transfers . . . . . . . . . . . . . . . . . . . . .       6
        (d)   Termination of Payment Fund . . . . . . . . . . . .       6
        (e)   No Liability  . . . . . . . . . . . . . . . . . . .       6



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                                 ARTICLE VI

                       Representations and Warranties

6.1.    Representations and Warranties of the Company . . . . . .       7

        (a)   Corporate Organization and Qualification. . . . . .       7
        (b)   Authorized Capital  . . . . . . . . . . . . . . . .       8
        (c)   Corporate Authority . . . . . . . . . . . . . . . .       9
        (d)   Governmental Filings; No Violations . . . . . . . .      10
        (e)   Reports; Financial Statements . . . . . . . . . . .      11
        (f)   Indebtedness; Absence of Undisclosed
               Liabilities  . . . . . . . . . . . . . . . . . . .      11
        (g)   Absence of Certain Changes  . . . . . . . . . . . .      12
        (h)   Litigation  . . . . . . . . . . . . . . . . . . . .      12
        (i)   Taxes   . . . . . . . . . . . . . . . . . . . . . .      13
        (j)   Contracts; Franchises . . . . . . . . . . . . . . .      13
        (k)   Real Property . . . . . . . . . . . . . . . . . . .      14
        (l)   Personal Property . . . . . . . . . . . . . . . . .      15
        (m)   Insurance . . . . . . . . . . . . . . . . . . . . .      16
        (n)   Employment Agreements . . . . . . . . . . . . . . .      16
        (o)   Employee Benefits . . . . . . . . . . . . . . . . .      16
        (p)   Labor Matters . . . . . . . . . . . . . . . . . . .      19
        (q)   Compliance with Laws and Regulations  . . . . . . .      19
        (r)   Environmental Matters . . . . . . . . . . . . . . .      20
        (s)   Certain Transactions  . . . . . . . . . . . . . . .      22
        (t)   Intellectual Property . . . . . . . . . . . . . . .      22
        (u)   Disclosure Documents  . . . . . . . . . . . . . . .      23
        (v)   Brokers and Finders . . . . . . . . . . . . . . . .      23
        (w)   Opinion of Financial Advisor  . . . . . . . . . . .      23
        (x)   Disclosure  . . . . . . . . . . . . . . . . . . . .      23

6.2.    Representations and Warranties of Parent
         and the Purchaser  . . . . . . . . . . . . . . . . . . .      24

        (a)   Corporate Organization and Qualification  . . . . .      24
        (b)   Corporate Authority . . . . . . . . . . . . . . . .      24
        (c)   Governmental Filings; No Violations . . . . . . . .      25
        (d)   Brokers and Finders . . . . . . . . . . . . . . . .      26
        (e)   Commitments for the Financing . . . . . . . . . . .      26
        (f)   Disclosure Documents  . . . . . . . . . . . . . . .      26
        (g)   Financial Statements  . . . . . . . . . . . . . . .      26


                                ARTICLE VII

                                 Covenants

7.1.    Interim Operations of the Company . . . . . . . . . . . .      27
7.2.    Acquisition Proposals . . . . . . . . . . . . . . . . . .      29
7.3.    Shareholders' Approval  . . . . . . . . . . . . . . . . .      30
7.4.    Filings; Other Actions  . . . . . . . . . . . . . . . . .      31



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                                                                       Page
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7.5.    Access  . . . . . . . . . . . . . . . . . . . . . . . . .      32
7.6.    Notification of Certain Matters . . . . . . . . . . . . .      33
7.7.    Legal Conditions to Merger  . . . . . . . . . . . . . . .      33
7.8.    Publicity . . . . . . . . . . . . . . . . . . . . . . . .      34
7.9.    Stock Options . . . . . . . . . . . . . . . . . . . . . .      34
7.10.   Expenses  . . . . . . . . . . . . . . . . . . . . . . . .      34
7.11.   Indemnification and Benefits  . . . . . . . . . . . . . .      34
7.12.   Conditional Option  . . . . . . . . . . . . . . . . . . .      36


                                ARTICLE VIII

                                 Conditions

8.1.    Conditions to Each Party's Obligation to
         Effect the Merger  . . . . . . . . . . . . . . . . . . .      37

        (a)   Company Shareholder Approval  . . . . . . . . . . .      37
        (b)   Governmental and Regulatory Consents  . . . . . . .      37
        (c)   Litigation  . . . . . . . . . . . . . . . . . . . .      37
        (d)   The Offer . . . . . . . . . . . . . . . . . . . . .      38

8.2.    Conditions to Obligation of the Company . . . . . . . . .      38

        (a)   Representations and Warranties  . . . . . . . . . .      38
        (b)   Performance of Obligations of Parent  . . . . . . .      38

8.3.    Conditions to Obligations of Parent and
         the Purchaser  . . . . . . . . . . . . . . . . . . . . .      38

        (a)   Representations and Warranties  . . . . . . . . . .      38
        (b)   Performance of Obligations of the Company . . . . .      38
        (c)   Consents  . . . . . . . . . . . . . . . . . . . . .      39
        (d)   No Material Adverse Change  . . . . . . . . . . . .      39
        (e)   Financing   . . . . . . . . . . . . . . . . . . . .      39


                                 ARTICLE IX

                                Termination

9.1.    Termination by Mutual Consent . . . . . . . . . . . . . .      39
9.2.    Termination by either Parent or the Company . . . . . . .      39
9.3.    Termination by the Company  . . . . . . . . . . . . . . .      40
9.4.    Termination by Parent . . . . . . . . . . . . . . . . . .      40
9.5.    Termination Due to Lack of Financing  . . . . . . . . . .      41
9.6.    Effect of Termination and Abandonment . . . . . . . . . .      41



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                                 ARTICLE X

                         Miscellaneous and General

10.1.   Survival  . . . . . . . . . . . . . . . . . . . . . . . .      44
10.2.   Additional Actions  . . . . . . . . . . . . . . . . . . .      44
10.3.   Modification or Amendment . . . . . . . . . . . . . . . .      44
10.4.   Waiver of Conditions  . . . . . . . . . . . . . . . . . .      44
10.5.   Counterparts  . . . . . . . . . . . . . . . . . . . . . .      44
10.6.   Governing Law . . . . . . . . . . . . . . . . . . . . . .      45
10.7.   Notices . . . . . . . . . . . . . . . . . . . . . . . . .      45
10.8.   Entire Agreement, etc.  . . . . . . . . . . . . . . . . .      46
10.9.   No Third Party Beneficiaries  . . . . . . . . . . . . . .      46
10.10.  Definition of "Subsidiary"  . . . . . . . . . . . . . . .      46
10.11.  Obligation of Parent  . . . . . . . . . . . . . . . . . .      46
10.12.  Captions  . . . . . . . . . . . . . . . . . . . . . . . .      46



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                        AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 27, 1995, by and among NUVISION, INC., a Michigan corporation (the "Company"), AMERICAN VISION CENTERS, INC., a New York corporation
("Parent"), and NI ACQUIRING CORP., a Michigan corporation and a wholly owned subsidiary of Parent (the "Purchaser").


                         WITNESSETH:

          WHEREAS, the Boards of Directors of the Company and Parent each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and shareholders and, accordingly, have agreed to effect the offer and the merger provided for herein, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such business combination, the Purchaser will commence a tender offer (the "Offer") to purchase all outstanding shares of common stock, par value $0.50 per share (the "Shares"), of the Company at a price of $7.60 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, to induce Parent and the Purchaser to enter into this Agreement and as a condition to Parent and the Purchaser entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company have entered into a shareholder agreement (the "Shareholder Agreement") with Parent pursuant to which, among other things, such shareholders have agreed, subject to certain conditions, to tender 1,137,785 Shares into the Offer.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and in the Shareholder Agreement, the parties hereto agree as follows:


                                 ARTICLE I

                                 The Offer

          1.1.  The Offer.  So long as none of the events set forth in
                ---------
Annex I hereto shall have occurred or be continuing, the Purchaser shall commence (within the meaning of Rule 14d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as promptly as reasonably practicable after the date hereof (but in no event later than five business days after the public announcement of the execution hereof), the Offer in accordance with Section 14(d) of the Exchange Act. The



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Offer shall be subject only to the conditions set forth in Annex I hereto, any of which conditions may be waived in the sole discretion of Parent and the Purchaser. Upon the terms and subject to the satisfaction or waiver of such conditions to the Offer, the Purchaser shall accept for payment and thereby purchase all Shares properly tendered pursuant thereto as soon as legally permissible following the consummation thereof and following such consummation shall pay for all such Shares as promptly as practicable thereafter. On the date of commencement of the Offer, Parent and the Purchaser shall file with the Securities and Exchange Commission (the "Commission") and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments thereof and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference, among other documents, an offer to purchase relating to the Offer (the "Offer to Purchase") and forms of the related letter of transmittal and summary advertisement (the Schedule 14D-1, the Offer to Purchase and all such other documents, together with all amendments thereof and supplements thereto, being referred to herein collectively as the "Offer Documents"). Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by such person for use in the Schedule 14D-1 or the other Offer Documents that shall have become false or misleading in any material respect, and Parent and the Purchaser shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          1.2.  Company Action.  The Company hereby approves of and
                --------------
consents to the Offer and represents and warrants that its Board of Directors has, at a meeting duly called and held, by the unanimous action of all of its directors, (a) determined that each of the Offer and the Merger is fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby and the transactions contemplated by the Shareholder Agreement for all purposes under the Business Corporation Act of the State of Michigan (the "BCA") and Article VI of the Restated Articles of Incorporation of the Company, as amended to date (the "Company's Restated Articles"), and (c) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger. On the date of commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments thereof and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised in writing by independent counsel, the recommendation and determination of the Company's Board of



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Directors described above and shall disseminate to holders of Shares the
Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Company, on the one hand, and Parent and the Purchaser, on the other hand, shall promptly correct any information provided by such person for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company hereby consents to the inclusion in the Offer Documents of the recommendation and determination described in the first sentence of this Section 1.2. In connection with the Offer, the Company shall promptly furnish, or cause to be furnished, to the Purchaser a list of the holders of Shares, mailing labels containing the names and addresses of all record holders of Shares, lists of security positions of Shares held in stock depositories and any related computer files, each as of the most recent practicable date, and shall promptly furnish the Purchaser with such additional information, including, without limitation, updated lists of the shareholders of the Company, mailing labels, lists of security positions and such computer files, and such assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's shareholders.


                                 ARTICLE II

                    The Merger; Closing; Effective Time

          2.1.  The Merger.  Upon the terms and subject to the conditions
                ----------
of this Agreement, at the Effective Time (as defined in Section 2.3), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease,
(b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Michigan, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the BCA and this Agreement.

          2.2.  Closing.  The closing for the Merger (the "Closing") shall
                -------
take place (a) at the offices of Kirkpatrick & Lockhart, 1251 Avenue of the Americas, 45th Floor, New York, New York at 9:00 a.m., local time, on the second business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance with this Agreement or (b) at such other place and



                                   - 3 -



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time and/or on such other date as the Company and Parent may agree.  The date upon which the Closing occurs is herein called the "Closing Date."

          2.3.  Effective Time.  Parent, the Purchaser and the Company
                --------------
shall cause an appropriate certificate of merger (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Michigan Department of Commerce, Corporation and Securities Bureau, Corporation Division (the "Michigan Bureau") as provided in the BCA. The Merger shall become effective at the time at which the Certificate of Merger has been duly filed with the Michigan Bureau or such other time as is agreed upon by the Company and Parent and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."



                           ARTICLE III


              Articles of Incorporation and By-laws

                  of the Surviving Corporation

          3.1.  Articles of Incorporation.  The Company's Restated
                -------------------------
Articles, as in effect immediately prior to the Effective Time, shall, effective as of the Effective Time, become the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

          3.2.  By-laws.  The By-laws of the Company, as in effect
                -------
immediately prior to the Effective Time, shall, effective as of the Effective Time, become the By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation and the BCA.


                                 ARTICLE IV

                       Directors and Officers of the
                           Surviving Corporation

          4.1.  Directors and Officers.  The directors and officers of the
                ----------------------
Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.



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                            ARTICLE V

                   Effect of the Merger on Capital Stock;
                         Surrender of Certificates

          5.1.  Effect on Capital Stock.  At the Effective Time, by virtue
                -----------------------
of the Merger and without any action on the part of the holder thereof:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent (collectively, the "Parent Companies") and Shares held by the Company or any of its subsidiaries immediately prior to the Effective Time) shall be converted into the right to receive in cash an amount per Share equal to the highest price paid per Share pursuant to the Offer (the "Merger Price"), shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist; and each holder of a stock certificate (a "Certificate") formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the aggregate Merger Price therefor upon the surrender of such Certificate in accordance with this Article V.

          (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies and each Share issued and held by the Company or any of its subsidiaries immediately prior to the Effective Time shall cease to be outstanding, shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) The shares of common stock ("Purchaser Common Stock") of the Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

          5.2.  Surrender of Certificates.
                -------------------------

          (a)  Paying Agent.  From and after the Effective Time, Parent
               ------------
shall make available, or shall cause to be made available, from time to time to the bank or trust company selected by Parent (the "Paying Agent"), for the benefit of the former holders of Shares, for exchange in accordance with this Article V, sufficient funds to make all payments of the aggregate Merger Price (such funds, together with any interest or income with respect thereto being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

          (b)  Surrender Procedure.  Promptly after the Effective Time,
               -------------------
Parent shall cause the Paying Agent to mail to each person



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(other than any of the Parent Companies) who was, at the Effective Time, a
holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss of and title to such Certificate shall pass, upon (and only upon) delivery of such Certificate to the Paying Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify, and
(ii) instructions for use in effecting the surrender of such Certificate. Upon surrender to the Paying Agent of a Certificate, together with such a letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the number of Shares formerly represented by such Certificate times the Merger Price, after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will accrue or be payable on any amount payable upon surrender of a Certificate. If payment with respect to any surrendered Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition of such payment that such Certificate shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer or other taxes required by reason of payment of the aggregate Merger Price therefor to a person other than the registered holder of such Certificate or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. Until surrendered as contemplated by this
Section 5.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the appropriate amount in cash as contemplated by this Article V.

          (c)  Transfers.  At the Effective Time, the stock transfer books
               ---------
of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the books of the Company or the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for cash in accordance with the procedures set forth in this Article V.

          (d)  Termination of Payment Fund.  Any portion of the Payment
               ---------------------------
Fund that has not been claimed by the former shareholders of the Company during the six-month period commencing on the date of the Effective Time shall be delivered to the Surviving Corporation at the end of such period. Any former shareholder of the Company who has not complied with this
Article V during such period shall thereafter look only to the Surviving Corporation for delivery of the aggregate Merger Price payable thereto and then only as a general creditor of the Surviving Corporation.

          (e)  No Liability.  (i) Notwithstanding any other provision of
               ------------
this Agreement, none of Parent, the Surviving



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Corporation, the Purchaser or the Paying Agent shall be liable to any person for any amount properly delivered to a public official upon his request pursuant to applicable abandoned property, escheat or similar laws.

          (ii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it or the Paying Agent with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Price payable with respect thereto.



                           ARTICLE VI


                 Representations and Warranties

          6.1.  Representations and Warranties of the Company.  Except as
                ---------------------------------------------
specifically set forth (by reference to the paragraph of this Section 6.1 to which it relates) in the disclosure letter delivered prior to the execution hereof to Parent by the Company (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and the Purchaser as follows:

          (a)  Corporate Organization and Qualification.  The Company and
               ----------------------------------------
each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified or licensed as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification or license, except for such failure to so qualify or be licensed, which, when taken together with all other such failures, has not had and is not reasonably likely to have a material adverse effect on the Company. As used in this Agreement, the term "material adverse effect on the Company" means a material adverse effect on or change in, directly or indirectly, (i) the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, except to the extent such effects or changes merely reflect trends generally affecting the industry in which the Company operates, or (ii) the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that no material adverse effect on the Company shall be deemed to have occurred solely as a result of (x) any change in the consolidated net income of the Company and its subsidiaries, as calculated for purposes of the Company Reports (as defined in Section 6.1(e)), for any period beginning on or after January 1, 1995 when compared to the consolidated net income of the Company and its subsidiaries for the corresponding period during calendar year 1994; (y) any change in the consolidated total revenues of the

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Company and its subsidiaries, as calculated for purposes of the Company
Reports, for any period beginning on or after January 1, 1995 so that such consolidated total revenues equals more than 90% of the consolidated total revenues of the Company and its subsidiaries for the corresponding period during calendar year 1994; or (z) any change in the consolidated gross profit of the Company and its subsidiaries, as calculated for purposes of the Company Reports, for any period beginning on or after January 1, 1995 so that such consolidated gross profit equals more than 80% of the consolidated gross profit of the Company and its subsidiaries for the corresponding period during calendar year 1994. Any reference in this Agreement to the knowledge of the Company or any subsidiary of the Company shall refer to the knowledge of each of the officers and directors of the Company whose names and titles are set forth in the Company Disclosure Letter. The Company Disclosure Letter contains a complete and accurate list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation, and a complete and accurate list of each of the direct and indirect subsidiaries of the Company, including the jurisdiction of incorporation and equity capitalization of each such subsidiary and the jurisdictions where each such subsidiary is qualified or licensed to do business as a foreign corporation. Neither the Company nor any subsidiary of the Company owns any equity interest in any person not a subsidiary of the Company. The Company and each of its subsidiaries have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted. The Company has made available to Parent complete and correct copies of the Company's Restated Articles and its By-laws and the comparable governing documents of each of its subsidiaries, each as amended to date. The Company's Restated Articles and such By-laws and comparable governing documents are in full force and effect.

          (b)  Authorized Capital.  The authorized capital stock of the
               ------------------
Company consists of 10,000,000 Shares, of which 2,696,426 Shares were outstanding on April 1, 1995, and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Shares"), of which no shares were outstanding on such date. Since such date, no additional shares of capital stock of the Company have been issued except for Shares which have been issued pursuant to the exercise of outstanding options under the Company Stock Plans (as defined below). All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the date of this Agreement, 450,000 Shares were reserved for issuance under the Company's 1984 Stock Option and Stock Appreciation Rights Plan or 1994 Stock Option and Stock Appreciation Rights Plan (the "Company Stock Plans"). As of April 1, 1995, options to purchase an aggregate of 162,950 Shares granted under the Company Stock Plans were outstanding, as set forth for each option (by grantee, the number of Shares subject thereto and the exercise price therefor) in the Company Disclosure Letter. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt"). Each of the outstanding shares of capital stock of each of the Company's subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of the Company or any of its subsidiaries of any character relating to issued or unissued capital stock or other securities of the Company or any of its subsidiaries. Except for the Shareholder Agreement, there are no existing restrictions on transfer, voting trusts or shareholder agreements known to the Company relating to any outstanding shares of capital stock of the Company or any of its subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or shares of capital stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 7.1(e)). There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. All transactions in securities of the Company effected by the Company have been effected in compliance with all applicable laws and regulations and after disclosure to the other parties to such transactions of all material facts regarding the Company.

          (c)  Corporate Authority.  The Board of Directors of the Company
               -------------------
has approved this Agreement and the transactions contemplated hereby and by the Shareholder Agreement. Subject, if necessary, only to approval and adoption of this Agreement and the Merger by the holders of at least a majority of the Shares outstanding on the record date for the Special Meeting (as defined in Section 7.3), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Shareholder Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has directed that this Agreement and the Merger be submitted to the shareholders of the Company for approval and adoption, if necessary, in accordance with the BCA, the Company's Restated Articles and the By-laws of the Company. The Company has the requisite corporate power and authority to enter into this Agreement and, subject, if necessary, to approval and adoption of this Agreement and the Merger by the Company's shareholders in accordance with the BCA, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject, if necessary, to approval and adoption of this Agreement and the Merger by the Company's shareholders (and assuming the due and valid authorization, execution and delivery hereof by the other parties hereto), is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (d)  Governmental Filings; No Violations.  (i) Other than the
               ------------------------------------
filing provided for in Section 2.3 and filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, court, commission or other similar entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the Company's Restated Articles or its By-laws or the comparable governing instruments of any of its subsidiaries, (B) a breach or violation of, a default (or an event which with notice or lapse of time or both would become a default) under, the triggering of any material payment or other material obligation pursuant to or a right to terminate, amend, cancel or accelerate vesting under, any of its existing Benefit Plans or any grant or award made under any such Benefit Plan or any Employment Agreement (as defined in Section 6.1(A)), (C) a breach or violation of, a default (or an event which with notice or lapse of time or both would become a default) under, the triggering of any material payment or other material obligation pursuant to or a right to terminate, amend, cancel or accelerate under, or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Company Agreements") of the Company or any of its subsidiaries or any law, statute, rule, ordinance or regulation or judgment, decree, order, award, injunction or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or by which the Company or any of its subsidiaries or any of their property is bound or affected or (D) any change in the rights or obligations of any party under any of the Company Agreements, except, in the case of clause (C) or (D) above, for such breaches, violations, defaults, payments, obligations, terminations, amendments, cancellations, accelerations, encumbrances or changes that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company.

          (e)  Reports; Financial Statements.  The Company has filed with
               -----------------------------
the Commission and delivered to Parent each Current Report on Form 8-K, Quarterly Report on Form 10-Q, Annual Report on Form 10-K, proxy statement, information statement, registration statement and other form, report, schedule, statement or document required to be filed by it under the federal securities laws and prepared by or for it since December 31, 1991, each in the form (including exhibits thereto and any amendments thereof) filed with the Commission (collectively, the "Company Reports"). As of their respective dates, the Company Reports, including, without limitation, any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended, as the case may be, and the applicable rules and regulations of the Commission thereunder. None of the Company's subsidiaries is required to file any forms, reports or other documents with the Commission pursuant to Section 12 or 15 of the Exchange Act. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of operations, shareholders' equity and cash flows included in the Company Reports (including any related notes and schedules) fairly presents the results of operations, changes in shareholders' equity and cash flows of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The foregoing financial statements (including any related notes and schedules) have been prepared from and are in accordance with the books and records of the Company and its subsidiaries.

          (f)  Indebtedness; Absence of Undisclosed Liabilities.  The
               ------------------------------------------------
Company has made available to Parent a correct and complete copy of each instrument which evidences or sets forth the terms of indebtedness of the Company or any of its subsidiaries (including any "off-balance" sheet obligations such as leases, and any indebtedness of any other person or entity that is guaranteed, directly or indirectly, by the Company or any of its subsidiaries) and all constituent documents related to such indebtedness. Each such instrument or document is in full force and effect and neither the Company nor any of its subsidiaries (as the case may be) is in default thereunder, nor, to the knowledge of the Company, is any other party to any such instrument or document in default thereunder, nor, to the knowledge of the Company, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of a party thereto to terminate such instrument or document, accelerate the obligations thereunder or claim damages in a material amount thereunder, except any such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and has been cured within any applicable period for cure permitted under such instrument or document. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the period ended December 31, 1994, as of December 31, 1994, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) as of such date. Since December 31, 1994, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether accrued, contingent or otherwise, that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

          (g)  Absence of Certain Changes.  Except as disclosed prior to
               --------------------------
the date hereof in the Company Reports, since December 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction or series of transactions other than according to, the ordinary and usual course of business and there has not been (i) any change or event, or any development or combination of developments of which the Company has knowledge, which, individually or in the aggregate, has resulted or is reasonably likely to result in a material adverse effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to capital stock, or (iii) any change by the Company in accounting principles, practices or methods.

          (h)  Litigation.  There are no civil, criminal or administrative
               ----------
actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or facts or circumstances of which the Company has knowledge that have resulted or are reasonably likely to result in any claims against, or obligations or liabilities of, the Company or any of its subsidiaries, that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on the Company. The Company Disclosure Letter contains a list of each civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is or could be a party or subject.

          (i)    Taxes.  All federal, state, local and foreign tax returns
                 -----
required to be filed by or on behalf of the Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate in all material respects. All taxes required to be shown on all such returns or to be paid with respect to returns for which extensions have been filed have been paid in full or adequate provision has been made for any such taxes on the Company's consolidated balance sheet as of December 31, 1994 (in accordance with generally accepted accounting principles). As of the date of this Agreement, there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes of the Company or any of its subsidiaries that might reasonably be expected to result in a determination that the Company or any of its subsidiaries owes $25,000 or more in additional taxes, interest or penalties. The consolidated federal income tax returns of the Company either have been examined by the Internal Revenue Service for the period during which any assessments may be made by the Internal Revenue Service or such periods have expired without waiver or extension for all taxable years up to and including the year ended
December 31, 1990. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its subsidiaries have been paid in full or adequate provision has been made for any such taxes on the Company's consolidated balance sheet as of December 31, 1994. Neither the Company nor any of its subsidiaries has executed an extension or waiver of any statute of limitations for the assessment or collection of any tax due that is currently in effect.

          (j)    Contracts; Franchises.  The Company Disclosure Letter
                 ---------------------
contains an accurate and complete list of (i) every contract, agreement, commitment, undertaking or obligation to which the Company or any of its subsidiaries is a party or by which any of them or their assets or properties are bound or subject (other than instruments referred to in Section 6.1(f) or 6.1(k), labor agreements, Employment Agreements and Benefit Plans) (A) which requires the payment by or to the Company or any subsidiary of the Company of more than $100,000 in any one year, (B) which requires the payment by or to the Company or any subsidiary of the Company of more than $50,000 and has a remaining term of more than 120 days and is not cancelable without penalties payable by the Company or any of its subsidiaries, as the case may be, on 30 days' or less notice, or (C) which if terminated or lost is reasonably likely to have a material adverse effect on the Company and (ii) all agreements pursuant to which the Company is a franchisor (collectively, the "Contracts"). There have been made available to Parent correct and complete copies of all such Contracts that are in writing (including all amendments thereto, if any). All of the Contracts are in full force and effect and neither the Company nor any subsidiary of the Company (as the case may be) is in default thereunder, nor, to the knowledge of the Company, is any other party to any Contract in default thereunder, nor, to the knowledge of the Company, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of a party thereto to terminate such Contract, accelerate the obligations thereunder or claim damages in a material amount thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which has been cured within any applicable period for cure permitted under such Contract. The Company has complied with all material applicable statutes, laws, ordinances, rules and regulations in connection with its offer and sale of franchises, has registered all offering circulars where required thereto, has satisfied any applicable waiting period before signing any franchise-related agreement or accepting any sum from a potential franchisee, has not made any material misrepresentations nor omitted any material information in connection with the offer and sale of a franchise, and has made no representation to any franchisee with regard to potential or expected profits, losses and/or sales. All material arrangements, agreements, commitments or undertakings between the Company and any of its franchisees are embodied in writing in the parties' franchise agreements. There are no material oral arrangements, agreements, contracts, commitments, undertakings or obligations between the Company and any of its franchisees. The Company is in material compliance with all its material obligations under its franchise agreements (and related agreements). To the knowledge of the Company, all franchisees of the Company have had throughout the terms of their franchises, and presently have, insurance coverage as required by their franchise agreements. Set forth in the Company Disclosure Letter is a list of the name of each franchisee of the Company, the names of any guarantors of such franchisee's obligations to the Company, the expiration date of the related franchise and the location of the applicable store.

          (k)    Real Property.  The Company Disclosure Letter contains an
                 -------------
accurate and complete list of the location of each item of real property ("Real Property") owned or leased by the Company or any of its subsidiaries. The Company or a subsidiary of the Company (as the case may be) has good and marketable fee title to each item of Real Property owned by it as of the date of this Agreement, in each case free and clear of all mortgages, deeds of trust, security interests, conditional sale agreements, easements, restrictions, encroachments and other charges or encumbrances ("Liens") except for those Liens (i) described in the Company Disclosure Letter, (ii) that are reflected in the Company Reports, or (iii) that do not materially affect the value of such Real Property or limit the ability of the Company or such subsidiary of the Company to use such Real Property substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Company and its subsidiaries taken as a whole. The Company has made available to Parent a correct and complete copy of each deed and title report, if any, representing or relating to the Real Property owned in fee by the Company or any of its subsidiaries. The Company Disclosure Letter contains an accurate and complete list (by lessee) and summary description of all leases of Real Property to which the Company or any of its subsidiaries is a party as lessor or lessee ("Real Property Leases"), which summary includes the commencement date, termination date and renewal options. The Company and each subsidiary of the Company (as the case may be) has a valid leasehold interest in each Real Property Lease held by it as lessee or sublessee as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens (i) described in the Company Disclosure Letter, (ii) that are reflected in the Company Reports, or (iii) that do not materially affect the value of such leasehold interest or limit the ability of the Company or such subsidiary of the Company to use such leasehold interest substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Company and its subsidiaries taken as a whole. The Company has made available to Parent a correct and complete copy of each such Real Property Lease and a list of the current rent and the amount of any percentage rent paid in 1994 for each such Real Property Lease. The Real Property Leases are in full force and effect and neither the Company nor any subsidiary of the Company (as the case may be) is, to the knowledge of the Company, in default thereunder in any respect or has received any notice of default thereunder which has not been remedied or waived or is aware of any default thereunder by any other party thereto or any event or circumstance which with the giving of notice or lapse of time or both would constitute a default thereunder. Neither the Company nor any subsidiary of the Company has received any notice or has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Real Property leased by it or any part thereof or of any sale or other disposition thereof in lieu of condemnation.

          (l)    Personal Property.  The Company and each subsidiary of the
                 -----------------
Company (as the case may be) owns all personal property (including property that may be deemed to be a mix of personal property and Real Property, "Personal Property") purported to be owned by it as of the date of this Agreement. Substantially all of the Personal Property owned or leased by, and currently used or necessary for or in the operations of, the Company or any subsidiary of the Company (i) is in such operating condition and repair as may be necessary to carry on the business of the Company or any subsidiary of the Company (as the case may be) as it is now conducted, subject only to ordinary wear and tear, and (ii) is sufficient for all purposes of the business of the Company and its subsidiaries.

          (m)    Insurance.  The Company and each subsidiary of the Company
                 ---------
has in effect valid and effective policies of insurance, issued by companies believed by the Company to be sound and reputable, insuring the Company or such subsidiary (as the case may be) for losses arising from or out of (i) damage to its properties, and (ii) claims for personal injury or property damage caused by the use, manufacture or sale of any products currently or previously manufactured or sold by the Company or such subsidiary or any of its predecessors or caused by any services performed by or on behalf of the Company or any of its directors, officers, employees, agents, representatives, independent contractors or subsidiaries or by any action at any of the Company's stores that would constitute malpractice under applicable professional standards, subject to the limitations set forth in such policies. The Company Disclosure Letter contains an accurate and complete list of all insurance policies held by the Company or any of its subsidiaries, indicating the type of coverage, the amount of coverage and the insuring entity with respect to each such policy. Neither the Company nor any of its subsidiaries is insured under any policy which provides that the premiums payable are determined from the amount of actual claims paid by the insurer during the policy year.

          (n)    Employment Agreements.  The Company Disclosure Letter
                 ---------------------
contains an accurate and complete list of all written contracts, agreements, commitments, understandings and obligations (except collective bargaining agreements and Benefit Plans) with any director, officer, executive employee or agent of or independent contractor (who or which is an affiliate of such a director, officer or executive employee) for the Company or any subsidiary of the Company to which the Company or any of its subsidiaries is a party and which is in effect as of the date hereof, providing for the terms of his or her employment, agency or contracting relationship with the Company or any of its subsidiaries or the terms of his or her severance or other payments upon termination of or change in such employment, agency or contracting relationship ("Employment Agreements"). The Company has previously furnished to Parent correct and complete copies of all Employment Agreements that are in writing, together with all amendments thereto (if any). Since December 31, 1994, neither the Company nor any of its subsidiaries has (i) effected any increase in salary, wages or other compensation of any kind, whether current or deferred, for any director, officer, employee, agent, broker or consultant thereof, other than routine increases in the ordinary and usual course of business, (ii) made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect, or
(iii) amended any Benefit Plan.

          (o)    Employee Benefits.  (i)  The Company Disclosure Letter
                 -----------------
contains an accurate and complete list of all employee benefit plans, programs, policies, agreements, commitments and arrangements, all deferred compensation plans, programs or arrangements, all stock option, restricted stock or other compensation plans, and all payroll practices, employment policies or other arrangements which require or may require the payment of compensation by the Company (including, without limitation, employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and multi-employer plans as defined in Sections 3(37)A and 4001(a)(3) of ERISA and any labor agreements relating to any of the foregoing) maintained, sponsored, contributed to or required to be contributed to during the five-year period ending on the date of this Agreement by the Company or any of its subsidiaries on behalf of any current or former employee or director of the Company or any of its subsidiaries or any former subsidiary of or other person formerly controlled by the Company (the "Plans"). Neither the Company nor any of its subsidiaries has any liability or obligation with respect to any employee benefit plan, program, policy, agreement, commitment or arrangement, deferred compensation plan, program or arrangement, compensation plan or payroll arrangement which is not a Plan.

          (ii) With respect to each Plan, the Company has delivered to Parent prior to the date of this Agreement, accurate and complete copies of each of the following, to the extent applicable: (A) all current plan texts and agreements (and all amendments, supplements and modifications thereto), including all trust agreements and other agreements related to custody or investment of Plan assets, (B) the most recent summary plan description, summary annual report and summary of material modifications delivered to employees, (C) the most recent annual report (IRS Form 5500 series), including all schedules and attachments thereto, (D) the most recent annual and periodic accounting of plan assets, and (E) the most recent determination letter received from the Internal Revenue Service.

          (iii) With respect to each Plan: (A) it is legally valid and binding, benefits under it are as set forth in the documents provided pursuant to paragraph (ii) above, the Company has no announced plan or legally binding commitment to modify or amend it, except for required amendments described in clause (B) below, or to increase benefits payable thereunder and, except for Plans listed in the Company Disclosure Letter as having been terminated, it shall be maintained in full force and effect through the Effective Time; (B) if intended to qualify under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to the knowledge of the Company, such Plan so qualifies and its trust is exempt from taxation under Section 501(a) of the Code (except insofar as such qualification or exemption is dependent upon the adoption of amendments required as a result of recent legislation, the remedial amendment period for which has not yet expired); (C) to the knowledge of the Company, it has been administered and enforced in material conformity with the applicable provisions of the Code and ERISA and the terms of such Plan, except to the extent the terms of such Plan are inconsistent with the provisions of the Code referred to in clause (B) above, in which case such Plan has been administered and enforced in material compliance with such provisions; (D) there are no actions, suits or claims pending against such Plan, other than claims for benefits made in the ordinary course; (E) to the knowledge of the Company, no reportable event (within the meaning of Section 4043(b) of ERISA and the regulations thereunder) has occurred during the five-year period ending on the date of this Agreement which could reasonably be expected to result in any material liability to the Company or any of its subsidiaries; (F) all required contributions have been made on a timely basis; and (G) all contributions made or required to be made under such Plan meet the requirements for deductibility under the Code. To the knowledge of the Company, no event has occurred in connection with which the Company or any of its subsidiaries could be subject to any liability under Section 406, 409, 502(i) or 502(l) of ERISA, or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Company or any of its subsidiaries has agreed or is required to indemnify any person against any such liability, which has had or is reasonably likely to have a material adverse effect on the Company. There are no Plans subject to either Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

          (iv) Neither the Company nor any of its subsidiaries has ever contributed to or had any obligation to contribute to or had any obligation to contribute to a Plan which is a multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA). Neither the Company nor any of its subsidiaries has ever sponsored, maintained, contributed to, or had any obligation to contribute to, a single-employer plan which has two or more contributing sponsors at least two of whom are not under common control.

          (v) With respect to each Plan which is a "welfare plan" (as defined in Section 3(l) of ERISA): (A) no such Plan provides medical or death benefits with respect to current or former employees of the Company or any of its subsidiaries or any former subsidiary of or other person formerly controlled by the Company beyond their termination of employment (other than coverage mandated by law), (B) there are no reserves, assets, surplus or prepaid premiums under any such Plan reflected on the Company's consolidated balance sheet as of December 31, 1994, except for accrued vacation pay, and (C) to the knowledge of the Company, each such Plan has, to the extent applicable, been administered in material compliance with Sections 601-609 of ERISA and Section 4980B(f) of the Code.

          (vi) The consummation of the transactions contemplated by this Agreement will not (A) entitle any individual to any compensation or payment, (B) increase the amount, or accelerate the time of payment or vesting, of compensation due or of benefits payable under any Plan with respect to any individual or (C) result in any liability of the Company or any of its subsidiaries under Title IV of ERISA or any multi-employer pension or welfare benefit plan.

          (p)   Labor Matters.  Neither the Company nor any of its
                -------------
subsidiaries is a party to or bound by any labor or collective bargaining agreement. The Company Disclosure Letter contains a list of all employees of the Company and its subsidiaries, including their current annual salary or corresponding payment measure. There are no strikes or other work stoppages involving any employees of the Company or any of its subsidiaries and there are no other material labor disputes by any labor organization in progress or pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. To the knowledge of the Company, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules and regulations in respect of employment and employment practices, terms and conditions of employment, wages and hours, occupational safety, health or welfare conditions relating to premises occupied, and civil rights, which non-compliance is reasonably likely to have a material adverse effect on the Company. There are no charges of unfair labor practices pending before any Governmental Entity involving or affecting the Company or any of its subsidiaries.

          (q)  Compliance with Laws and Regulations.  (i) Except as
               ------------------------------------
disclosed in the Company Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, judgment, decree or other requirement of any Governmental Entity (collectively, "Laws"), except for possible violations of Laws which, individually or in the aggregate, do not and are not reasonably likely to have a material adverse effect on the Company. No investigation or review by any Governmental Entity concerning any such possible violations by the Company or any of its subsidiaries is, to the Company's knowledge, pending or threatened, nor to the Company's knowledge has any Governmental Entity indicated an intention to conduct the same, in each case other than those the outcome of which are not reasonably likely to have a material adverse effect on the Company.

               (ii) Each of the Company and its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licenses, certificates, orders, approvals, filings, applications and registrations, the absence of which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Company's knowledge, no suspension, cancellation or modification of any of them is threatened.

          (r)  Environmental Matters.  (i)  The Company Entities, and, to
               ---------------------
the knowledge of the Company, all predecessors of any of the Company Entities now hold and in the past have held all Environmental Permits. The Company Disclosure Letter specifies (A) the nature of each Environmental Permit now held, (B) the Governmental Entity which has jurisdiction with respect to such Environmental Permit, (C) the Person who is required to hold such Environmental Permit, (D) whether and by whom such Environmental Permit is held, and (E) the duration of such Environmental Permit.

               (ii) The Company Entities, and, to the knowledge of the Company, all predecessors of any of the Company Entities now are and in the past have been in compliance with all terms and conditions of all Environmental Permits and all Environmental Laws as then applicable, except to the extent that the failure to have done or to do so are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

               (iii) The consummation of the transactions contemplated hereby will not (A) require the Company or the Surviving Corporation to provide notice, obtain governmental approval or take any other actions in order to enable the Surviving Corporation to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and all Environmental Laws or (B) require the Surviving Corporation to obtain any new Environmental Permit.

               (iv) There is not pending against any of the Company Entities, or, to the knowledge of the Company, any predecessor of any of the Company Entities any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice of violation, demand, judgment, order, lien, proceeding or hearing or, to the knowledge of the Company, study or investigation (collectively, "Environmental Actions"), based on or related to an Environmental Permit or an Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance, nor, to the knowledge of the Company, has any such Environmental Action been threatened within the last ten years.

               (v) No Company Entity and, to the knowledge of the Company, no predecessor of any of the Company Entities has ever received from any Governmental Entity or any other person or entity any notice of, or has any knowledge of, any event, condition, circumstance, activity, practice, incident, action, agreement or plan that could reasonably be expected to prevent, interfere with or increase the costs of compliance with an Environmental Permit or any renewal thereof or an Environmental

Law, in each case as then applicable, or that could reasonably be expected to give rise to any liability, loss or expense, or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study or investigation with respect to any of the Company Entities or the Premises based on or related to an Environmental Permit or an Environmental Law.

               (vi) No Hazardous Substance is, or at any time has been, present on, in, under or above the Premises or, to the knowledge of the Company, the area surrounding the Premises, except to the extent that the presence of such Hazardous Substance is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

               (vii) No Company Entity, and, to the knowledge of the Company, no predecessor of any of the Company Entities has at any time manufactured, generated, processed, distributed, used, sold, treated, recycled, received, stored, disposed of, transported, arranged for transportation, treatment or disposal of, handled, or conducted any other activity involving, any Hazardous Substance, except to the extent that such activity is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

               (viii) The Company has made available to Parent true, accurate and complete material information in its possession or control pertaining to all of the matters set forth in paragraphs (i) through (vii) hereof, including all documents pertaining to all environmental audits or assessments prepared by or for the Company, any subsidiary of the Company, any other Company Entity, any Governmental Entity or any third party (including any financial institution) and including all reports of environmental audits or assessments.

               (ix) As used in this Section 6.1(r), "Company Entities" means, collectively, the Company, all of the subsidiaries of the Company and any former subsidiary of or other person or entity formerly controlled by the Company or any subsidiary of the Company, directly or indirectly; "Environmental Laws" means any past or present federal, state, local or foreign statutory or common law, and any regulation, code, plan, order, decree, judgment, permit, grant, franchise, concession, restriction, agreement, requirement or injunction issued, entered, promulgated or approved thereunder, relating to the environment, human health or safety or relating to occupational or environmental matters, including, without limitation, any law relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, air, surface water, groundwater and land), or relating to the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of Hazardous Substances; "Environmental Permits" means, collectively, permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws; "Hazardous Substances" means, collectively, contaminants, pollutants, toxic or hazardous chemicals, substances, materials, wastes and constituents, petroleum products, polychlorinated biphenyls, asbestos, ozone depleting substances and urea formaldehyde; "Premises" means real property in which any of the Company Entities at any time has or ever had any interest, including, without limitation, ownership, lease, rental, mortgage or security interest, or on which any of the Company Entities at any time has or ever had conducted any operations.

          (s)  Certain Transactions.  The Company Disclosure Letter
               --------------------
contains a list of all transactions between any director, officer or executive employee of the Company or of any of its subsidiaries or any affiliate thereof (other than for services as an employee, officer or director) and the Company or any of its subsidiaries, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, such director, officer, executive employee or affiliate, any member of the family of any such director, officer or executive employee or any corporation, partnership, trust or other entity in which any such director, officer or executive employee has a substantial interest or which is an affiliate of such director, officer or executive employee, other than transactions involving the sale of goods or the provision of services to or by the Company or any of its subsidiaries in the ordinary course of business at prices or rates that are comparable to those charged by or to the Company by unaffiliated third parties.

          (t)  Intellectual Property.  The Company and its subsidiaries own
               ---------------------
or have valid, binding, enforceable and adequate rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, other proprietary intellectual property rights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use or necessary in connection with the business of it or its subsidiaries, without any conflict with the rights of others, except for such conflicts that have not had and are not reasonably likely to have a material adverse effect on the Company. The Company Disclosure Letter contains a list of all Intellectual Property owned by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received any notice from any other person pertaining to or challenging the right of the Company or any of its subsidiaries to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to it or any of its subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company. To the Company's knowledge, none of its or its subsidiaries' key employees is in violation of any term of any employment agreement, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with it or its subsidiaries or any other party the result of which has had or is reasonably likely to have a material adverse effect on the Company.

          (u)  Disclosure Documents.  None of the information supplied or
               --------------------
to be supplied by the Company for inclusion or included in the Offer Documents, the Schedule 14D-9 or the letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders of the Company in connection with the Merger (collectively, the "Proxy Statement"), if a Proxy Statement is required for consummation of the Merger under applicable law, or any other documents (or in any amendment of or supplement to any of the foregoing) required to be filed with the Commission in connection with the Offer or the Merger, will, at the respective times such documents or any amendments thereof or supplements thereto are filed with the Commission or when mailed, or, in the case of the Proxy Statement, on the date of the Special Meeting and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          (v)  Brokers and Finders.  Neither the Company nor any of its
               -------------------
officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby or by the Shareholder Agreement other than Legg Mason Wood Walker, Inc. ("Legg Mason"). Prior to the date hereof, the Company has furnished to Parent a copy of the agreement between the Company and Legg Mason, as amended to date.

          (w)  Opinion of Financial Advisor.  The Company has received the
               ----------------------------
opinion of Legg Mason, dated the date hereof, to the effect that each of the Offer Price and the Merger Price is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

          (x)  Disclosure.  None of this Agreement, the Company Reports,
               ----------
the Company Disclosure Letter, any certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied to Parent or its Representatives (as defined in Section 7.5(a)) by or on behalf of the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and/or therein, in light of the circumstances under which they were made, not misleading.

          6.2.  Representations and Warranties of Parent and the Purchaser.
                ----------------------------------------------------------
Except as specifically set forth (by reference to the paragraph of this Section 6.2 to which it relates) in the disclosure letter delivered prior to the execution hereof to the Company by Parent (the "Parent Disclosure Letter"), Parent, on behalf of itself and the Purchaser, hereby represents and warrants to the Company as follows:

          (a)  Corporate Organization and Qualification.  Parent and each
               ----------------------------------------
of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified or licensed as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification or license, except for such failure to so qualify or be licensed, which, when taken together with all other such failures, has not had and is not reasonably likely to have a material adverse effect on Parent. As used in this Agreement, the term "material adverse effect" means, with respect to Parent or the Purchaser, a material adverse effect on or change in, directly or indirectly, the ability of Parent and the Purchaser to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. Parent and each of its subsidiaries have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted. Parent has made available to the Company a complete and correct copy of its Articles of Incorporation and By-laws, each as amended to date. Such Articles of Incorporation and By-laws are in full force and effect.

          (b)  Corporate Authority.  Subject in the case of the Purchaser
               -------------------
only to approval and adoption of this Agreement and the Merger by Parent as the holder of the outstanding shares of Purchaser Common Stock, Parent and the Purchaser each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby, other than any amendment of the Articles of Incorporation of Parent to provide a capital structure for Parent (the "Recapitalization") that is appropriate in connection with the debt and equity financing required for the transactions contemplated by this Agreement (the "Financing") and the authorization of the execution, delivery and performance of the definitive agreements providing the Financing, including, without limitation, the credit agreement and related agreements to be entered into with Greyrock Capital Group Inc. in connection with the Offer and the Merger and the purchase agreement to be entered into by Parent and Heller Equity Capital Corporation pursuant to which such corporation would agree, subject to the satisfaction of certain conditions, to provide some of the equity portion of the Financing, which agreements will have the terms and conditions set forth in the Commitment Letter and the Letter of Interest (as defined in Section 6.2(e)) (collectively, the "Definitive Financing Agreements"). This Agreement has been duly executed and delivered by Parent and the Purchaser and (assuming the due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (c)  Governmental Filings; No Violations.  (i) Other than the
               ------------------------------------
filing provided for in Section 2.3, filings required under the HSR Act and the Exchange Act and filings required to effect the Recapitalization, no notices, reports or other filings are required to be made by Parent and the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by them from, any Governmental Entity in connection with the execution and delivery of this Agreement by them and the consummation by them of the transactions contemplated hereby, the failure to make or obtain any or all of which has had or is reasonably likely to have a material adverse effect on Parent and the Purchaser.

          (ii) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the consummation by them of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the Articles of Incorporation or By-laws of either Parent or the Purchaser or the comparable governing instruments of any of Parent's other subsidiaries, (B) a breach or violation of, a default (or an event which with notice or lapse of time or both would become a default) under, the triggering of any material payment or other material obligation pursuant to or a right to terminate, amend, cancel or accelerate vesting under, any existing Benefit Plans of Parent or any grant or award made under any such Benefit Plan, (C) a breach or violation of, a default (or an event which with notice or lapse of time or both would become a default) under, the triggering of any material payment or other material obligation pursuant to or a right to terminate, amend, cancel or accelerate under, or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Parent Contracts") of Parent or any of its subsidiaries or any law, statute, rule, ordinance or regulation or judgment, decree, order, award, injunction or governmental or non-governmental permit or license to which Parent or any of its subsidiaries is subject or by which Parent or any of its subsidiaries or any of their property is bound or affected, or (D) any change in the rights or obligations of any party under any of the Parent Contracts, except, in the case of clause (C) or (D) above, for such breaches, violations, defaults, payments, obligations, terminations, amendments, cancellations, accelerations, encumbrances or changes that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent.

          (d)  Brokers and Finders.  Neither Parent nor any of its
               -------------------
officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby or by the Shareholder Agreement.

          (e)  Commitments for the Financing.  Parent and the Purchaser
               -----------------------------
have heretofore received a written commitment from Greyrock Capital Group Inc. (the "Commitment Letter") and a letter of interest from Heller Equity Capital Corporation (the "Letter of Interest"), copies of which have previously been delivered to the Company, to provide the debt portion and part of the equity portion of the Financing (which are subject to the negotiation, preparation and execution of the Definitive Financing Agreements, certain of which will require the participation of the Company, and the fulfillment of various conditions precedent contained therein).

          (f)  Disclosure Documents.  None of the information supplied or
               --------------------
to be supplied by Parent or the Purchaser for inclusion or included in the Offer Documents, the Schedule 14D-9, the Proxy Statement or any other documents (or in any amendment of or supplement to any of the foregoing) required to be filed with the Commission in connection with the Offer or the Merger, will, at the respective times such documents or any amendments thereof or supplements thereto are filed with the Commission or when mailed, or, in the case of the Proxy Statement, on the date of the Special Meeting and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The
Schedule 14D-1 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          (g)  Financial Statements.  Parent has previously delivered to
               --------------------
the Company its consolidated financial statements for the year ended December 31, 1993 (the "1993 Statements") and will deliver to the Company its consolidated financial statements for the year ended December 31, 1994 (the "1994 Statements") as promptly as practicable after they become available to Parent. The consolidated balance sheet included in the 1993 Statements

(including the related notes) do, and the consolidated balance sheet to be included in the 1994 Statements (including the related notes) will, fairly present the consolidated financial position of Parent and its subsidiaries as of its date, and the consolidated statements of operations, cash flow and stockholders' deficit included in the 1993 Statements (including the related notes) do, and the consolidated statements of operations, cash flow and stockholders' deficit to be included in the 1994 Statements (including the related notes) will, fairly present the results of operation, cash flow and changes in stockholders' deficit of Parent and its subsidiaries for the periods set forth therein, and have been prepared or will be prepared in accordance with generally accepted accounting principles consistently applied during the period involved, except as may be noted therein, and have been or will be prepared from and are or will be in accordance with the books and records of Parent and its subsidiaries.


                                ARTICLE VII

                                 Covenants

          7.1.  Interim Operations of the Company.  From and after the date
                ---------------------------------
hereof until the Effective Time, except as and to the extent set forth in the Company Disclosure Letter or as otherwise expressly required or permitted by this Agreement, or except to the extent that the Chief Executive Officer of Parent shall otherwise consent or approve in writing:

          (a) The respective businesses of the Company and its subsidiaries shall be conducted only in the ordinary and usual course of business in substantially the same manner as heretofore conducted, and the Company and its subsidiaries shall use their reasonable best efforts to preserve their business organizations intact and to maintain their existing relations with customers, lessors, suppliers, employees and others having business dealings with them.

          (b) The Company shall not (i) sell, pledge or otherwise dispose of or agree to sell, pledge or otherwise dispose of any capital stock or debt owned by it in any of its subsidiaries; (ii) amend the Company's Restated Articles or its By-laws; (iii) split, combine or reclassify any outstanding capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock; or (v) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock.

          (c) Neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable into or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or Voting Debt, other than Shares issuable pursuant to options outstanding on the date hereof under the Company Stock Plans; (ii) transfer, lease, license, sell, mortgage, pledge or otherwise dispose of or encumber any property or assets or any interest therein, except in the ordinary and usual course of business; (iii) incur or modify any indebtedness or other liability, except in the ordinary and usual course of business; (iv) transfer, sell, mortgage, pledge or dispose of any substantial portion of the property or assets of any subsidiary, except in the ordinary and usual course of business; (v) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any corporation, partnership or other business organization or division thereof, or otherwise acquire any assets outside the ordinary and usual course of business; or (vi) authorize or make capital expenditures or make any acquisition of, or investment in, assets or stock of any other person or entity.

          (d) Neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement or arrangement with, any director, officer or employee of the Company or any of its subsidiaries, except as may be required to satisfy existing contractual obligations and written policies and practices of the Company and its subsidiaries and the requirements of applicable law.

          (e) Except as may be required to satisfy existing contractual obligations and written policies and practices of the Company and its subsidiaries and the requirements of applicable law, neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make, amend, or accelerate the vesting of any grants, options, benefits or awards under, any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of their directors, officers or employees ("Benefit Plans").

          (f) Neither the Company nor any of its subsidiaries shall settle or compromise any material claim or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims.

          (g) Neither the Company nor any of its subsidiaries shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business.

          (h) Neither the Company nor any of its subsidiaries shall (i) enter into any Real Property Lease not in effect as of the date hereof, or
(ii) amend, modify, extend the term of, waive any violation of or default under, or otherwise change any Real Property Lease in effect as of the date hereof.

          (i) The Company shall not change its methods of accounting as in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred to in writing by the Company's independent auditors and in any such case shall promptly provide notice of any such change to Parent. The Company shall not change its fiscal year.

          (j) Neither the Company nor any of its subsidiaries shall take any action that is reasonably likely to cause any of the representations and warranties of the Company set forth herein to be untrue as of any date after the date hereof and prior to the Effective Time.

          (k) Neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (j) above or any similar actions.

          7.2.  Acquisition Proposals.  Neither the Company nor any of its
                ---------------------
subsidiaries nor any of its officers or directors or the directors or officers of its subsidiaries nor any of its other affiliates (as defined in Rule 12b-2 under the Exchange Act) (each, an "Affiliate") shall, and the Company shall cause its and its subsidiaries' employees, agents and representatives (including, without limitation, any investment banking, proxy solicitation, legal or accounting firm retained by the Company or any of its subsidiaries and any individual member or employee of the foregoing) (each, an "Agent") not to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or any of them or any public statement of an intention to make, or the consideration of, such a proposal or offer) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); (b) except to the extent necessary so that the Company's Board of Directors can comply with its fiduciary duties under applicable law as advised in writing by independent counsel, engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an Acquisition Proposal; or
(c) otherwise cooperate in any effort or attempt to make, implement or accept an

Acquisition Proposal. Nothing contained in this Section 7.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer by any person pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which, in the judgment of the Company's Board of Directors based on the written advice of independent counsel, may be required under applicable law. Prior to providing any confidential information or data to a person relating to an Acquisition Proposal, the Company shall enter into a confidentiality agreement with such person having substantially the same terms as the confidentiality agreement between the Company and Parent dated March 11, 1993 (the "Confidentiality Agreement"). The Company shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations, with any persons conducted heretofore with respect to any of the foregoing, and shall take the necessary steps to inform the individuals and entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. If the Company or any of its Affiliates or Agents has provided any person (other than Parent) with any confidential information or data relating to an Acquisition Proposal, the Company shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, it or any individual or entity referred to in the first sentence of this Section 7.2, and of the terms and other details of any such Acquisition Proposal or request and shall keep Parent fully apprised of all developments with respect thereto.

          7.3.  Shareholders' Approval.  (a) If necessary in order to
                ----------------------
consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the expiration or termination of the Offer without the purchase of any Shares thereunder for the purpose of considering and taking action upon this Agreement and the Merger, (ii) prepare and file with the Commission a preliminary form of the Proxy Statement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary form of the Proxy Statement and to cause a definitive Proxy Statement to be mailed to its shareholders and (y) to obtain the necessary approval and adoption of the Merger and this Agreement by its shareholders, and (iii) subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised in writing by independent counsel, include in the Proxy Statement the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of the Merger and this Agreement. If necessary, the Company shall take all lawful action to solicit such approval and adoption and all lawful action necessary or helpful to secure the affirmative vote of Company shareholders required to effect the Merger. Parent shall vote all of the outstanding shares of Purchaser Common Stock to approve and adopt this Agreement and the Merger. Parent shall vote, or cause to be voted, all of the Shares over which it, the Purchaser or any of its other subsidiaries or affiliates has voting control in favor of the approval and adoption of the Merger and this Agreement.

          (b) Notwithstanding Section 7.3(a), in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, upon the terms and subject to the conditions hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the shareholders of the Company, in accordance with Section 711 of the BCA.

          7.4.  Filings; Other Actions.  (a)  The Company and Parent shall
                ----------------------
cooperate to prepare and file the Proxy Statement with the Commission promptly after the expiration of the Offer (i) if the Minimum Condition (as defined in Annex I) has not been satisfied or (ii) if the condition set forth in paragraph (a) or paragraph (j) of Annex I has not been satisfied because of the necessary consents under Real Property Leases which have not been obtained (the "Lease Condition"). Each party shall cooperate with each other party and use all reasonable efforts to prepare and file promptly all other necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemptions from, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement or the Shareholder Agreement; provided, however, that Parent shall not be required to take any action to comply with any legal requirement or agree to the imposition of any Order (as defined in Section 8.1(c)) that would (i) prohibit or restrict the ownership or operation by Parent of any portion of the business or assets of Parent or the Company (or any of their respective subsidiaries); (ii) compel Parent or the Company (or any of their respective subsidiaries) to dispose of or hold separate any portion of the Company's business or assets; or (iii) impose any limitation on the ability of Parent or the Surviving Corporation or any of their respective affiliates or subsidiaries to own or operate the business and operations of the Company and its subsidiaries. Each party shall have the right to review in advance, and to the extent practicable each shall consult the others on, in each case subject to applicable laws relating to the exchange of information as advised by independent counsel, all the information relating to the other parties and any of their respective subsidiaries which are to appear in any filing to be made with, or written materials to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Shareholder Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. Each party shall consult with the other parties with respect to the obtaining of all permits, consents, orders, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement or the Shareholder Agreement and each party shall keep the other parties apprised of the status of matters relating to the transactions contemplated hereby and thereby.

          (b) Subject to applicable laws relating to the exchange of information as advised by independent counsel, each party shall, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Offer Documents, the Schedule 14D-9 or the Proxy Statement or any other petition, filing, notice, application or other document made by or on behalf of each such party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement or the Shareholder Agreement.

          (c) Each party shall promptly furnish each other party with copies of written communications received by such party or any of its subsidiaries, affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby, in each case subject to applicable laws relating to the exchange of information as advised by independent counsel.

          (d) The Company and Parent shall use their reasonable best efforts to promptly enter into agreements with respect to certain retail store operations as set forth in Section 7.4 of the Company Disclosure Letter.

          7.5.  Access.  (a) Upon reasonable notice, the Company shall (and
                ------
shall cause each of its subsidiaries to) afford Parent's officers, employees, counsel, accountants, financing sources and other authorized representatives ("Representatives") access during normal business hours, throughout the period prior to the Effective Time, to the Company's properties, books, contracts and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to Parent and its Representatives all information concerning its business, properties and personnel as may reasonably be requested, in each case subject to applicable laws relating to the exchange of information as advised by independent counsel; provided, that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company. Prior to the Effective Time, Parent shall keep all such information and documents confidential in accordance with the provisions of the Confidentiality Agreement.

               (b) Notwithstanding the foregoing, prior to consummation of the Merger, Parent and the Purchaser shall not discuss or negotiate, and Parent shall cause its Representatives to refrain from discussing or negotiating, with any person regarding the potential sale or other disposition of any assets or business owned or operated by the Company or any of its subsidiaries; provided, however, that nothing in this Section 7.5(b) shall prohibit Parent from setting forth its business plan with respect to the Company and its subsidiaries as required under applicable law or from discussing such business plan generally; and, provided, further, that any such general discussion shall be in writing and shall be approved by the Company prior to its use, which approval shall not be unreasonably withheld.

          7.6.  Notification of Certain Matters.  Each party shall give
                -------------------------------
prompt notice to the other parties of: (a) any event or circumstance with regard to such party that has resulted or is reasonably likely to result in any representation or warranty of such party made herein being untrue in any material respect or in the failure to satisfy any condition specified in Article VIII or Annex I, or (b) any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any material adverse effect on such party; provided, however, that delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          7.7.  Legal Conditions to Merger.  Each party shall, and shall
                --------------------------
cause each of its subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement or the Shareholder Agreement; provided, however, that Parent shall not be required to take any action to comply with any legal requirement or agree to the imposition of any Order that would (a) prohibit or restrict the ownership or operation by Parent of any portion of the business or assets of Parent or the Company (or any of their respective subsidiaries); (b) compel Parent or the Company (or any of their respective subsidiaries) to dispose of or hold separate any portion of the Company's business or assets; or (c) impose any limitation on the ability of Parent or the Surviving Corporation or any of their respective affiliates or subsidiaries to own or operate the business and operations of the Company and its subsidiaries. Each party shall promptly cooperate with and furnish information to each other party in connection with any requirement imposed upon it or any of its subsidiaries in connection with the foregoing, subject to applicable laws relating to the exchange of information as advised by independent counsel.

          7.8.  Publicity.  The initial press release with respect to the
                ---------
execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required under applicable law as advised in writing by independent counsel.

          7.9.  Stock Options.  Prior to the Effective Time, the Company
                -------------
shall take such actions as may be necessary such that at the Effective Time each stock option outstanding pursuant to the Company Stock Plans (an "Option"), whether or not then exercisable, shall be converted into and become only the right to receive the greater of zero and the product of (a) the number of Shares subject to such Option and (b) the difference, if positive, between (i) the Offer Price and (ii) the per share exercise price for such Option.

          7.10.  Expenses.  Whether or not the Offer and the Merger are
                 --------
consummated, all costs and expenses incurred in connection with this Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in Section 9.6.

          7.11.  Indemnification and Benefits.  (a) For six years after the
                 ----------------------------
Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of the Company against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel, judgments, fines and amounts paid in settlement to the extent that any such settlement is effected with the prior written consent of the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Michigan law or the Company's Restated Articles and its By-laws in effect at the date hereof, including the provisions relating to the advancement of expenses incurred in the defense of any action or suit; provided, that, in the event any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of all such claims.

               (b) The Surviving Corporation shall, for three years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company for the persons presently covered by such policies with respect to matters occurring prior to or at the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such persons so long as substitution does not result in gaps or lapses in coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.11(b) more than in each such year an amount, based on the current annual premium paid by the Company for such insurance (which premium the Company represents and warrants to be approximately $45,000 in the aggregate for the current premium year) equal to 110% of such premium in the first such year, 121% of such premium in the second such year and 133.1% of such premium in the third such year, and, in the event that the cost of such coverage shall exceed the applicable amount for any such year, the Surviving Corporation shall purchase for such year as much coverage as possible for such amount.


               (c) For a period of one year from and after the Effective Time, the Surviving Corporation shall provide Benefit Plans to the employees of the Surviving Corporation and its subsidiaries that provide benefits comparable in the aggregate to those provided by the Company to the employees of the Company and its subsidiaries as of the date hereof; provided, however, that, as of the Effective Time, the Surviving Corporation shall have the right to cancel the Company Stock Plans and the Company's Incentive Compensation Plan and, except as provided below, to discontinue the Company's practice of providing severance benefits to any employees terminated by the Company or any of its subsidiaries without any requirement to provide similar Benefit Plans or substitute benefits; and, provided, further, that the Company's "Home Office Bonus Plan" shall continue in effect and any benefits payable thereunder shall be accrued through the Effective Time on a pro rata basis (at which time all accruals thereunder shall cease) and any participant therein who is terminated by the Company without cause on or prior to December 31, 1995 or is employed by the Company as of December 31, 1995 shall be entitled to the pro rata bonus payable thereunder to such person that had accrued as of the Effective Time. The Surviving Corporation may terminate the "Home Office Bonus Plan" at any time after December 31, 1995.

               (d) In the case of persons employed by the Company as of the Effective Time at its corporate headquarters or its central laboratory facility, other than any such persons who are covered by a collective bargaining agreement and those executive officers referred to in Section 7.11(e), the Surviving

Corporation shall pay a lump sum severance benefit to each such person whose employment is terminated by the Surviving Corporation for any reason other than cause, death or disability prior to the first anniversary of the Effective Time. Such severance benefit shall be based on the terminated employee's number of whole years (rounded up or down to the nearest whole year) of continuous service with the Company and the Surviving Corporation, shall be reduced by withholding and employment taxes, if required by applicable law, and shall equal one week's gross pay for each whole year of service, with a maximum severance benefit of ten weeks' gross pay. The term "gross pay" means the employee's average weekly gross wages or salary, before deductions or withholdings of any kind whatsoever, received from the Company or the Surviving Corporation during the last full calendar month immediately prior to the date of termination. The severance benefit described above shall only be provided upon the giving by the severed employee of a full release of claims in form and substance satisfactory to the Surviving Corporation.

               (e) Parent shall cause the Surviving Corporation, from and after the Effective Time, to honor the terms and provisions of all Employment Agreements identified in Section 7.11 of the Company Disclosure Letter. Nothing contained in this Section 7.11 (e) shall, or shall be construed to, confer upon any person any rights under any other Employment Agreement that are not provided therein.

               (f) Nothing contained in this Section 7.11 shall, or shall be construed to, confer upon any person any right to employment with the Surviving Corporation or any of its subsidiaries, restrain the Surviving Corporation or any of its subsidiaries from changing the terms or conditions of its employment of any person, or require the Surviving Corporation to maintain any particular Benefit Plan or specific form of benefit under any Benefit Plan.

          7.12.  Conditional Option.  The Company hereby grants to the
                 ------------------
Purchaser an irrevocable, non-assignable (except to Parent or another direct or indirect wholly owned subsidiary of Parent) option (the "Conditional Option") to purchase, for its own account, up to all the authorized and unissued Shares, other than those Shares reserved as of the date hereof for issuance in connection with the Company Stock Plans, at the Offer Price. The Conditional Option may be exercised by the Purchaser at any time prior to the termination of this Agreement in whole or in part if after such exercise the Purchaser would beneficially own more than 90% of the Shares then outstanding; provided, however, that the Conditional Option may only be exercised in the event that Parent, the Purchaser and their affiliates prior to the exercise thereof have become the beneficial owners of 85% or more of the outstanding Shares upon consummation of the Offer and the purchase of Shares pursuant to the Shareholder Agreement. In the event that the Purchaser wishes to exercise the Conditional Option, the Purchaser shall deliver a written notice to the

Company specifying a place and a date not later than two business days from the date such notice is delivered for the closing of such exercise and the number of Shares to be purchased; provided, that such closing may be deferred by the Purchaser until the expiration of any applicable regulatory waiting periods or the receipt of any required regulatory approvals or consents. At any such closing (i) the Purchaser shall make prompt payment to the Company of the aggregate purchase price for the Shares so purchased in immediately available funds or in the form of a promissory note (to the extent permitted under applicable law) bearing interest at a rate no less favorable than the rate at which the Company borrows funds under its existing senior unsecured credit arrangements and having a maturity of not more than six months from the date of issuance or any combination thereof at the Purchaser's election and (ii) the Company shall deliver to the Purchaser a duly executed certificate or certificates representing the number of Shares so purchased.


                                ARTICLE VIII

                                 Conditions

          8.1.  Conditions to Each Party's Obligation to Effect the Merger.
                ----------------------------------------------------------
The respective obligations of the Company, Parent and the Purchaser to consummate the Merger are subject to the fulfillment of each of the following conditions:

          (a)  Company Shareholder Approval.  If necessary, this Agreement
               ----------------------------
and the Merger shall have been duly approved and adopted by holders of the Shares in accordance with applicable law and the Company's Restated Articles and its By-laws.

          (b)  Governmental and Regulatory Consents.  The applicable
               ------------------------------------
waiting period under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 2.3, all filings required to be made prior to the Effective Time by the Company, Parent or any of their respective subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company, Parent or any of their respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and the Purchaser shall have been made or obtained (as the case may be).

          (c)  Litigation.  No federal or state court or other Governmental
               ----------
Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (each, an "Order"), whether temporary, preliminary or permanent, which is in effect and prohibits consummation of the transactions contemplated by this Agreement, or imposes any material restriction on Parent, the Purchaser or the Company in connection with the consummation of the Merger or with respect to their respective business operations either prior to or subsequent to the Merger.

          (d)  The Offer.  The Offer shall have expired and Shares shall
               ---------
have been purchased pursuant thereto or the Offer shall have expired or been terminated and no Shares shall have been purchased pursuant thereto solely because of a failure to satisfy the Minimum Condition or the Lease Condition.

          8.2.  Conditions to Obligation of the Company.  The obligation of
                ---------------------------------------
the Company to consummate the Merger is also subject to the fulfillment prior to the Effective Time of each of the following conditions if no Shares have been purchased pursuant to the Offer:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Parent and the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise permitted or required by this Agreement, and the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

          (b)  Performance of Obligations of Parent.  Parent shall have
               ------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

          8.3.  Conditions to Obligations of Parent and the Purchaser.  The
                -----------------------------------------------------
obligations of Parent and the Purchaser to consummate the Merger are also subject to the fulfillment prior to the Effective Time of each of the following conditions if no Shares have been purchased pursuant to the
Offer:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise permitted or required by this Agreement, and Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (b)  Performance of Obligations of the Company.  The Company
               -----------------------------------------
shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (c)  Consents.  The Company shall have obtained all consents
               --------
required to consummate the transactions contemplated by this Agreement, including the Merger, and all other consents in connection with the Merger and the other transactions contemplated hereby, the failure to obtain which would have or would be reasonably likely to have a material adverse effect on the Surviving Corporation.

          (d)  No Material Adverse Change.  No change, event, development
               --------------------------
or combination of developments shall have occurred which, individually or in the aggregate, has resulted or is reasonably likely to result in a material adverse effect on the Company, except for changes, events, developments or a combination thereof which generally affect the industry in which the Company operates, and Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (e)  Financing.  Parent and the Purchaser shall have entered into
               ---------
the Definitive Financing Agreements, all conditions to the drawdown of funds pursuant thereto shall have been satisfied or waived and the Financing shall be available.


                                 ARTICLE IX

                                Termination

          9.1.  Termination by Mutual Consent.  This Agreement may be
                -----------------------------
terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval and adoption hereof and of the Merger by the shareholders of the Company, by the mutual consent of the Company and Parent, by action of their respective Boards of Directors.

          9.2.  Termination by either Parent or the Company.  This
                -------------------------------------------
Agreement may be terminated and the transactions contemplated hereby may be abandoned, before or after the approval and adoption hereof and of the Merger by the shareholders of the Company, by action of the Board of Directors of either Parent or the Company if (a) the Offer shall have expired or been terminated, with no Shares being purchased pursuant thereto because of the failure to satisfy or waive any condition of the Offer other than the Minimum Condition or the Lease Condition, after July 15, 1995, (b) the Offer shall have expired or been terminated, with no Shares being purchased pursuant thereto because of the failure to satisfy or waive the Minimum Condition or the Lease Condition, and the Merger shall not have been consummated, after October 31, 1995, (c) the Offer shall have expired or been terminated, with no Shares being purchased pursuant thereto because of the failure to satisfy or waive the Minimum Condition or the Lease Condition, and the approval and adoption of the Company's shareholders referred to in Section 8.1(a) shall not have been obtained at the Special

Meeting or at any adjournment thereof, at any time thereafter, (d) a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable, at any time thereafter, or (e) the United States Federal Trade Commission or the United States Department of Justice shall have commenced, or officially recommended commencement of, an action (judicial or administrative) seeking an Order restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to clause (a), (b) or (c) of this Section 9.2 shall not have breached or failed to perform in any material respect its obligations under this Agreement.

          9.3.  Termination by the Company.  This Agreement may be
                --------------------------
terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval and adoption hereof and of the Merger by the shareholders of the Company, by action of the Board of Directors of the Company if there has been a material breach of, or any material failure to comply with, any covenant or agreement contained in this Agreement by Parent or the Purchaser which is not curable or, if curable, is not cured within five days after written notice of such breach or failure is given by the Company to Parent or any material representation or warranty of Parent and the Purchaser in this Agreement shall have been untrue or incorrect at the time made or shall have ceased to be true and correct; provided, however, that, prior to any such termination on account of any such representation or warranty ceasing to be true and correct, the Company shall have given to Parent written notice of such event and Parent shall not have taken all necessary action, within five days of delivery of such notice, so that such representation or warranty shall have again become true and correct.

          9.4.  Termination by Parent.  This Agreement may be terminated
                ---------------------
and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval and adoption hereof and of the Merger by the shareholders of the Company, by action of the Board of Directors of Parent, if (a) the Company or any of its Affiliates or Agents shall have engaged in any discussions (other than to provide information or data) or negotiations with any person (other than Parent) relating to an Acquisition Proposal, (b) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or shall have approved or recommended any Acquisition Proposal other than one from Parent or the Purchaser or shall have resolved to do either of the foregoing, or (c) the Offer shall have expired or been terminated with no Shares being purchased pursuant thereto and there has been a material breach of, or any material failure to comply with, any covenant or agreement contained in this Agreement by the Company which is not curable or, if curable, is not cured within five days after written notice of such breach or failure is given by Parent to the Company or any material representation or warranty of the Company in this Agreement shall have been untrue or incorrect at the time made or shall have ceased to be true and correct; provided, however, that, prior to any such termination on account of any such representation or warranty ceasing to be true and correct, Parent shall have given to the Company written notice of such event and the Company shall not have taken all necessary action, within five days of delivery of such notice, so that such representation or warranty shall have again become true and correct.

          9.5.  Termination Due to Lack of Financing.  This Agreement may
                ------------------------------------
be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval and adoption hereof and of the Merger by the shareholders of the Company, by action of the Board of Directors of Parent if Parent and the Purchaser shall not have entered into the Definitive Financing Agreements or all conditions to the drawdown of funds pursuant thereto shall not have been satisfied or waived or Greyrock Capital Group Inc. shall propose to enter into agreements in connection with the debt portion of the Financing that contain terms and conditions that are inconsistent with the terms and conditions set forth in the Commitment Letter or Heller Equity Capital Corporation shall propose to enter into agreements in connection with the equity portion of the Financing that contain terms and conditions that are inconsistent with the terms and conditions set forth in the Letter of Interest.

          9.6.  Effect of Termination and Abandonment.  (a) In the event of
                -------------------------------------
termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Article IX, no party (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement in connection with such termination and abandonment except as provided in Section 9.6(b), 9.6(c), 9.6(d) and 9.6(e).

          (b) In the event that (i) (A) any person shall have made an Acquisition Proposal or shall have acquired beneficial ownership of Shares representing 9.9% or more of the outstanding Shares and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.2(a), 9.2(b) or 9.2(c), or (B) Parent terminates this Agreement pursuant to Section 9.4(a), 9.4(b) or 9.4(c) and (ii) on or after the date hereof and not later than one year from the date of such termination, (x) the Board of Directors of the Company shall have approved or recommended any Acquisition Proposal other than from Parent, or (y) the Company shall have entered into an agreement with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, the Company, or (z) any person shall have acquired beneficial ownership of Shares representing 50% or more of the outstanding Shares, then the Company, when requested by Parent, at any time after the earliest to occur of the events set forth in clauses (x), (y) and
(z), shall promptly, but in no event later than two days after the date of such request, pay Parent $900,000, which shall be paid by wire transfer of same day funds. Any payment made by the Company to Parent pursuant to this
Section 9.6(b) shall be in addition to, and not in lieu of, any payment to be made by the Company to Parent pursuant to Section 9.6(c).

          (c) In the event that (i) Parent terminates this Agreement pursuant to any clause of Section 9.4, or (ii) this Agreement is terminated pursuant to any clause of Section 9.2 and, at such time, there has been a material breach of, or any material failure to comply with, any covenant or agreement contained in this Agreement by the Company which has not been cured or any material representation or warranty of the Company in this Agreement shall have been untrue or incorrect at the time made or shall have ceased to be true and correct, then the Company, when requested by Parent, shall promptly, but in no event later than two days after the date of such request, pay Parent an amount equal to all actual out-of-pocket fees and expenses (including the fees and expenses of counsel, accountants, financial advisors, other consultants, financial printers and financial sources (the "Advisors")) ("Expenses") incurred by Parent, the Purchaser and its Advisors (both prior to and after the date hereof) in connection with the negotiation of, and proposed consummation of the transactions contemplated by, this Agreement or in connection with previous discussions and due diligence efforts, which shall be paid by wire transfer of same day funds; provided, however, that the maximum amount payable pursuant to this
Section 9.6(c) shall not exceed $500,000. Any payment made by the Company to Parent pursuant to this Section 9.6(c) shall be in addition to, and not in lieu of, any payment to be made by the Company to Parent pursuant to
Section 9.6(b).

          (d) In the event that the Company terminates this Agreement pursuant to Section 9.3, then Parent, when requested by the Company, shall promptly, but in no event later than two days after the date of such request, pay the Company an amount equal to all Expenses incurred by the Company and its Advisors in connection with the negotiation of, and proposed consummation of the transactions contemplated by, this Agreement, which shall be paid by wire transfer of same day funds; provided, however, that the maximum amount payable pursuant to this Section 9.6(d) shall not exceed $500,000.

          (e) In the event that (i) Parent terminates this Agreement pursuant to Section 9.5 or (ii) the Company terminates this Agreement pursuant to Section 9.2(a) or (b), and, at such time, (x) the Offer shall have expired or been terminated, with no Shares being purchased pursuant thereto, and all of the conditions to the Purchaser's obligation to purchase Shares pursuant to the Offer shall have been satisfied or waived, other than the condition set forth in clause (j) of Annex I, or (y) the Offer shall have expired or been terminated, with no Shares being purchased pursuant thereto because of the failure to satisfy or waive the Minimum Condition or the Lease Condition, and all of the conditions to Parent's and the Purchaser's obligations to consummate the Merger shall have been satisfied or waived, other than the condition set forth in Section 8.3(e), and at such time none of the conditions set forth in clauses (b) and (c) shall exist then Parent, when requested by the Company, shall promptly, but in no event later than two days after the date of such request, pay the Company an amount equal to all Expenses incurred by the Company and its Advisors in connection with the negotiation and proposed consummation of the transactions contemplated by this Agreement, which shall be paid by wire transfer of same day funds; provided, however, that the maximum amount payable pursuant to this Section 9.6(e) shall not exceed $150,000; and, provided, further, that Parent shall have no obligation to make any payment to the Company pursuant to this
Section 9.6(e) if, at such time, the condition set forth in clause (a) of Annex I or Section 8.3(a), as the case may be, would not have been deemed to be satisfied if any applicable representation and warranty of the Company had not been qualified as to the knowledge of the Company. Notwithstanding anything to the contrary contained herein, if the Company has the right to payment of any amount pursuant to this Section 9.6(e), it shall have no right to any payment pursuant to Section 9.6(d).

          (f) The parties acknowledge that (i) if a party hereto has the right to terminate this Agreement pursuant to more than one provision of this Article IX and determines to terminate this Agreement pursuant to any such provision, then the other party hereto shall have no right to claim that such party should have, or should be deemed to have, terminated this Agreement pursuant to any other such provision and (ii) the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement, that, without these agreements, the parties would not enter into this Agreement and that, in connection with any termination of this Agreement and abandonment of the transactions contemplated hereby, any damages would be difficult, if not impossible, to quantify and any payment made pursuant to Section 9.6(b), 9.6(c), 9.6(d) or 9.6(e) shall be in the nature of liquidated damages and, if this Agreement is terminated and the transactions contemplated hereby are abandoned in any case in which Section 9.6(b), 9.6(c), 9.6(d) or 9.6(e) does not apply, all parties acknowledge that there are no damages.

                                 ARTICLE X

                         Miscellaneous and General

          10.1.  Survival.  Only those agreements and covenants of the
                 --------
parties which by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Merger and shall not survive the Effective Time. If the transactions contemplated hereby shall be abandoned and this Agreement terminated, only the agreements of the parties in this Section 10.1 and Sections 9.6, 10.6, 10.7 and 10.8 and the last sentence of Section 7.5 shall survive such abandonment and termination.

          10.2.  Additional Actions.  If, at any time after the Effective
                 ------------------
Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Purchaser or the Company acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or (b) otherwise carry out the purposes of this Agreement, the Purchaser and its officers and directors and the former directors and officers of the Company shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Purchaser or the Company or otherwise to take any and all such actions.

          10.3.  Modification or Amendment.  Subject to the applicable
                 -------------------------
provisions of the BCA, at any time prior to the Effective Time, the parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          10.4.  Waiver of Conditions.  The conditions to each party's
                 --------------------
obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law, but only in writing.

          10.5.  Counterparts.  For the convenience of the parties hereto,
                 ------------
this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          10.6.  Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of Michigan applicable to agreements made and to be performed entirely within such State.

          10.7.  Notices.  Any notice, request, instruction or other
                 -------
document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered personally or by telecopy or telefacsimile upon confirmation of receipt, or (ii) on the first business day following the date of dispatch, if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)  If to the Company:

                    NuVision, Inc.
                    P.O. Box 2600
                    2284 S. Ballenger Hwy.
                    Flint, MI  48501
                    Attention:  Chairman of the Board
                    Telecopier:


               with a copy to

                    Dykema Gossett PLLC
                    400 Renaissance Center
                    Detroit, MI  48243-1668
                    Attention:  Paul R. Rentenbach
                    Telecopier:  (313) 568-6915


          (b)  If to Parent or the Purchaser:

                    American Vision Centers, Inc.
                    90 John Street
                    New York, NY  10038
                    Attention:  Chief Executive Officer
                    Telecopier:  (212) 385-1149


               with a copy to:

                    Kirkpatrick & Lockhart
                    1500 Oliver Building
                    Pittsburgh, PA  15222
                    Attention:  Leonard S. Ferleger
                    Telecopier:  (412) 355-6501

          10.8.  Entire Agreement, etc.  This Agreement (including the
                 ----------------------
Company and Parent Disclosure Letters) and the Confidentiality Agreement constitute the entire agreement, and supersede all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. Notwithstanding anything herein to the contrary, the provisions of the Confidentiality Agreement shall not apply to the Shareholder Agreement in any respect. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another of its wholly owned direct or indirect subsidiaries to be a party to the Merger in lieu of the Purchaser, in which event all references herein to the Purchaser shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to the Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; and, provided, further, that Parent and the Purchaser may assign or encumber any of their rights hereunder in connection with the Financing.

          10.9.  No Third Party Beneficiaries.  Except as provided in
                 ----------------------------
Sections 7.9 and 7.11, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          10.10.  Definition of "Subsidiary".  When a reference is made in
                  --------------------------
this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          10.11.  Obligation of Parent.  Whenever this Agreement requires
                  --------------------
the Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Purchaser to take such action.

          10.12.  Captions.  The Article, Section and paragraph captions
                  --------
herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first above set forth.


                              NUVISION, INC.


                              By /s/ Eli Shapiro
                                 -------------------------
                                Name:  Eli Shapiro
                                Title: Chairman


                              AMERICAN VISION CENTERS, INC.


                              By /s/ Seth R. Poppel
                                 -------------------------
                                Name:  Seth Poppel
                                Title: Chairman


                              NI ACQUIRING CORP.


                              By /s/ Seth R. Poppel
                                 -------------------------
                                Name:  Seth Poppel
                                Title: Chairman

                                  ANNEX I

                          Conditions of the Offer


          Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or amend the Offer and may postpone the acceptance for payment, purchase of, or payment for Shares tendered, (i) if there shall not have been validly tendered to the Purchaser and not withdrawn prior to the expiration of the Offer such number of Shares as would constitute, together with all other Shares owned by the Purchaser, Parent or any affiliate thereof, more than 90% of the Shares on a fully diluted basis (the "Minimum Condition"), (ii) if any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer and the Offer shall have remained outstanding for at least 30 days after the commencement of the Offer, or (iii) if, at any time on or after April 27, 1995, and at or prior to the time of acceptance for payment, purchase of, or payment for, any Shares (whether or not any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall occur:

          (a) The Company shall have breached or failed to comply with in any material respect any of its covenants or agreements contained in the Agreement, any representation or warranty of the Company in the Agreement shall have been untrue or incorrect in any material respect at the time made or shall have ceased to be true and correct, any filing required to be made prior to the Effective Time by the Company or any of its subsidiaries with, or any consent, approval or authorization required to be obtained prior to the Effective Time by the Company or any of its subsidiaries from, any Governmental Entity in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby by the Company shall not have been made or obtained (as the case may be), any other consent that was to be obtained by the Company and is required to consummate the transactions contemplated by the Agreement shall not have been obtained or any other consents that were to be obtained by the Company in connection with the transactions contemplated by the Agreement, the failure to obtain which would have or would be reasonably likely to have a material adverse effect on the Surviving Corporation, shall not have been obtained; or

          (b) there shall have occurred (i) any general suspension (which continues for a period in excess of 24 hours) of trading in, or general limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities affecting the United States, which is reasonably likely to materially and adversely affect the extension of credit by banks or other lending institutions located in the United

States, (iv) any limitation by any Governmental Entity on, or any other event which is reasonably likely to adversely affect, the extension of credit by banks or other lending institutions located in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (c) any action or proceeding shall have been instituted or authorized or shall be pending before any Governmental Entity by any Governmental Entity or there shall have been any determination by any Governmental Entity: (i) challenging the making of the Offer or the acquisition by the Purchaser of the Shares or seeking to restrain or prohibit the consummation of the Offer or the other transactions contemplated by the Agreement and the Shareholder Agreement; (ii) seeking to prohibit Parent's or the Purchaser's (or any of their affiliates') ownership or operation of all or any portion of Parent's or the Company's business or assets, or to compel Parent or the Purchaser (or any of their affiliates) to dispose of or hold separate all or any portion of Parent's or the Company's business or assets, as a result of the Offer or the other transactions contemplated by the Agreement; (iii) making the acceptance for payment of, or payment for, some or all of the Shares illegal or resulting in a delay in the ability of the Purchaser to accept for payment or pay for some or all of the Shares; or (iv) imposing material limitations on the ability of Parent or the Purchaser effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote Shares purchased by it on all matters properly presented to the shareholders of the Company; or

          (d) any statute, law, rule, regulation, injunction, decree, ruling or order shall be enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any Governmental Entity that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above; or

          (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired 9.9% or more of the outstanding Shares or shall have been granted any option or right, conditional or otherwise, to acquire 9.9% or more of the outstanding Shares, or (ii) any new "group" is formed which beneficially owns 9.9% or more of the outstanding Shares;

          (f) the Company and Parent shall have agreed in writing that the Offer be terminated; or

          (g) the Agreement, prior to the expiration of the Offer, shall be terminated in accordance with its terms; or

          (h) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Purchaser or Parent its recommendation of the Offer set forth herein or shall have approved or recommended any Acquisition Proposal other than the Offer or the Board of Directors of the Company shall have resolved to do either of the foregoing; or

          (i) The Standard & Poor's 500 Stock Index at the close of business on the date that the Offer is scheduled to expire shall be less than 80% of the Standard & Poor's 500 Stock Index at the close of business on April 27, 1995; or

          (j) Parent and the Purchaser shall not have entered into the Definitive Financing Agreements, all conditions to the drawdown of funds pursuant thereto shall not have been satisfied or waived, or the Financing shall not be available, which, in the sole judgment of the Purchaser and Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent, the Purchaser or any other affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment, purchase or payment.

          The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent and the Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent and the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.



                                   - 3 -